Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-179643 and 333-205952) of our report dated June 26, 2017, appearing in this Annual Report on Form 11-K of the Barnes Group Inc. Retirement Savings Plan for the years ended December 30, 2016 and 2015.

/s/ Fiondella, Milone & LaSaracina LLP

Fiondella, Milone & LaSaracina LLP
Glastonbury, Connecticut
June 26, 2017